Exhibit 4.34

Power of Attorney

Date: July 1, 2018

The undersigned, Shenzhen Gamma Capital Management Co., Ltd. an enterprise incorporated in the People’s Republic of China (the “PRC”), with Unified Social Credit Code of 91440300360046969C, holding 100% of the entire registered capital (the “Equity”) of Shenzhen Beier Assets Management Co., Ltd.  (“Domestic Company”), hereby irrevocably authorize: Xiaoying (Beijing) Information Technology Co., Ltd. (“Xiaoying”) to exercise the following rights during the term of this Power of Attorney:

Xiaoying is hereby authorized to act as the undersigned’s sole and exclusive proxy and attorney on behalf of the undersigned with respect to all matters relating to the Equity, including but not limited to: (1) proposing, convening and attending the Domestic Company’s shareholders’ meeting; (2) exercising all shareholder’s rights and voting rights enjoyed by the undersigned under the PRC laws and the articles of association of Domestic Company, including, without limitation, sale, transfer, pledge or disposition of the Equity, in whole or in part; and (3) designating and appointing the legal representative (chairman of the board of directors), directors, supervisors, chief executive officer (or manager) and other senior officers of the Domestic Company on behalf of the undersigned.

Without limiting the generality of the power granted hereunder, Xiaoying shall have the power and authorization hereunder to enter into the Transfer Contract set forth in the Exclusive Call Option Contract on behalf of the undersigned to the extent that the undersigned is required to be a party thereto, and perform the terms of the Equity Pledge Contract and the Exclusive Call Option Contract, of even date herewith, to which the undersigned is a party or execute the documents required to be executed thereunder.

Xiaoying shall have the right to delegate or assign, at its own discretion, its rights relating to the matters above to any other person or entity, without prior notice to or consent from the undersigned.

As long as the undersigned is a shareholder of the Domestic Company, this Power of Attorney shall be irrevocable and be continuously valid and effective from the date of its execution, unless Xiaoying issues adverse instructions in writing. Once Xiaoying instructs the undersigned in writing to terminate this Power of Attorney in whole or in part, the undersigned will immediately withdraw the authorization herein granted to Xiaoying, and immediately execute power(s) of attorney in the same format of this Power of Attorney, granting other persons nominated by Xiaoying the same authorization under this Power of Attorney.

This Power of Attorney shall be binding on successors and assigns of the undersigned, and the undersigned will cause its successors (if applicable) and assigns to execute similar powers of attorney.

The undersigned hereby waives, and shall not exercise, all rights granted to Xiaoying relating to the Equity hereunder during the term of this Power of Attorney.

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Power of Attorney - Shenzhen Gamma Capital Management Co., Ltd.

[Signature Page]

Shenzhen Gamma Capital Management Co., Ltd. (common seal)

/s/ Seal of Shenzhen Gamma Capital Management Co., Ltd.

By:	/s/ Wang Jiamin
Name: Wang Jiamin
Title: Legal Representative

Signature Page to Power of Attorney - Shenzhen Gamma Capital Management Co., Ltd.